Filed Pursuant to Rule 424(b)(3)
                                           Registration No. 333-97565


PROSPECTUS


                            PETMED EXPRESS, INC.

                       9,253,885 shares of common stock

     This is an offering of common stock of PetMed Express. Since the effective date of the registration statement which this prospectus is a part of relating to the resale of 14,441,932 shares of our common stock, including shares of our common stock issuable upon the exercise of outstanding warrants and options, 4,989,733 shares have been sold, including shares acquired through the exercise of outstanding options and warrants, and warrants exercisable into 198,314 shares of our common stock have expired. This prospectus relates to the resale of the remaining 9,253,885 shares of our common stock, including 435,000 shares of common stock issuable upon the exercise of outstanding
options and warrants.   All of the shares are being offered by the
selling security holders listed in the section of this prospectus entitled "Selling Security Holders." We will not receive any of the proceeds from the sale of the shares being offered by the selling security holders.

     For a description of the plan of distribution of the shares, please see page 11 of this prospectus.

     Our common stock is traded on the Nasdaq National Market under the trading symbol "PETS." On July 15, 2004 the last sale price for our common stock was $7.13 per share.
                         __________________________

     Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus to read about risks of investing in our common stock.
                         __________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



The date of this Prospectus is August 3, 2004

                             PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

BUSINESS

     We are a leading nationwide pet pharmacy. We market prescription and non-prescription pet medications, and health and nutritional supplements for dogs and cats direct to the consumer. We offer consumers an attractive alternative for obtaining pet medications in terms of convenience, price, and speed of delivery. We market our products through national television, online and direct mail advertising campaigns, which aim to increase the recognition of the "1-800-PetMeds" brand name, increase traffic on our website at www.1800PetMeds.com, acquire new customers, and maximize repeat purchases.

Our products

     We offer a broad selection of products for dogs and cats. These products include a majority of the well-known brands of medication, such as Frontline[R], Advantage[R], Heartgard[R], Sentinel[R], Interceptor[R], Program[R], Revolution[R], and Rimadyl[R]. Generally, our prices are discounted up to 25% from the prices for medications charged by veterinarians.

     We research new products, and regularly select new products or the latest generation of existing products to become part of our product selection. In addition, we also refine our current products to respond to changing consumer-purchasing habits. Our website is designed to give us the flexibility to change featured products or promotions. Our product line provides customers with a wide variety of selections across the most popular health categories for dogs and cats. Our current products include:

     * Non-Prescription Medications (OTC): Flea and tick control products, bone and joint care products, vitamins and nutritional supplements, and hygiene products.

     * Prescription Medications (RX): Heartworm treatments, thyroid and arthritis medications, antibiotics, and other specialty medications, as well as generic substitutes.

Sales

     The following table provides a breakdown of the percentage of our total sales by each category during the indicated periods:

                                            Year Ended March 31,
                                            --------------------
                                          2004      2003      2002
                                          ----      ----      ----

Non-prescription medications               69%       64%       58%
Prescription medications                   30%       29%       34%
Shipping and handling charges and other     1%        7%        8%
                                          ----      ----      ----

                  Total                   100%      100%      100%

     We offer our products through three main sales channels, including the PetMed Express catalog and postcards, customer service representatives and the Internet, through our website. We have designed both our catalog and website to provide a convenient, cost-effective and informative shopping experience that encourages consumers to purchase products important for a pet's health and quality of life. We believe that these multiple channels allow us to increase the visibility of our brand name and provide customers with increased shopping flexibility and service.

     The PetMed Express catalog

     The PetMed Express catalog is a full-color catalog that features approximately 600 products. The catalog is produced by a combination of in-house writers, production artists and independent contractors. We mail catalogs and postcards in response to requests generated from our advertising and direct mail campaigns.

     Contact center

     We currently employ 111 customer service representatives in our contact center. Our customer service representatives receive and process inbound customer calls, facilitate our outbound campaigns around maximizing customers' reorders on a consistent basis, facilitate our live web chat and process customer e-mails. Our telephone system is equipped with certain features including pop-up screens and call blending capabilities that give us the ability to efficiently utilize our customer service representatives' time, providing quality customer service and support. Our customer service representatives receive a base salary and are rewarded with commissions for achieving targeted sales.

     Our website

     We seek to combine our product selection and pet health information with the shopping ease of the Internet to deliver a convenient and personalized shopping experience. Our website offers health and nutritional product selections for dogs and cats, supported by relevant editorial and easily obtainable or retrievable resource information. From our home page, customers can search our website for products and access resources on a variety of information on cats and dogs. Customers can shop at our website by category, product line or individual product. We attracted approximately 5.4 million visitors to our website over the past 12 months (June 2003 to May 2004), approximately 13% of those visitors placed an order, and our website generated approximately 50% of our total sales for the same time period.

     In March 2004 we introduced a newly implemented, free service on our website, called, "ASK THE VET" which is located at www.1800PetMeds.com. Pet owners or anyone else can ask a question and a veterinarian or pharmacist will personally answer it via email most within 48 hours. Additionally, all questions and answers are conveniently available for viewing on the website, which lists over 30 categories on a wide range of pet-related issues. Subjects include allergies, fleas and ticks, heartworms and bone and joint care.

Our customers

     As of June 30, 2004, approximately 1,250,000 customers have purchased from us within the last two years. We attracted approximately 572,000 and 414,000 new customers in fiscal 2004 and 2003, respectively. Our customers are located throughout the United States, with approximately 51% of customers residing in California, Florida, Texas, New York, New Jersey, Pennsylvania, and Virginia. The average retail purchase was approximately $73.

     While our primary focus has been on retail customers, we have also sold various non-prescription medications wholesale to a variety of businesses, including pet stores, groomers and traditional brick and mortar stores in the United States. For the fiscal year ended March 31, 2004, the majority of our sales were made to retail customers with less than 1% of our sales made to wholesale customers.

Marketing

     The goal of our marketing strategy is to build brand recognition, increase customer traffic, add new customers, build strong customer loyalty, maximize reorders and develop incremental revenue opportunities. We have an integrated marketing campaign that includes television advertising, direct mailing, e-mailing and online marketing.

     Television advertising

     Our television advertising is designed to build brand equity, create awareness, and generate initial purchases of products via the telephone and the Internet. We have used 30 and 15 second television commercials to attract new customer orders, with the tag line "your pet's same exact medications delivered to your home, saving you time and money." Our television commercials typically focus on our ability to rapidly deliver to customers the same medications offered by veterinarians, but at reduced prices. We generally purchase advertising on national cable channels to target our key demographic groups. We believe that television advertising is particularly effective and instrumental in building brand awareness.

     Direct mailing and e-mailing

     We use direct mailing and e-mailing to acquire customers and to remind our existing customers to reorder.

     Online marketing

     We supplement our traditional advertising with online advertising and marketing efforts. We are members of the LinkShare Network, which is an affiliate program with merchant clients and affiliate websites. This network is designed to develop and build a long-term, branded affiliate program in order to increase online sales and establish an Internet presence. The LinkShare Network enables us to establish link arrangements with other websites, as well as portals and search engines. We also make our brand available to internet consumers by purchasing targeted keywords and achieving prominent placement on the top search engines and search engine networks, including Google, Microsoft Network, and Overture.

Operations

     Purchasing

     We purchase our products from a variety of sources, including certain manufacturers, domestic distributors, and wholesalers. We have multiple suppliers for each of our products to obtain the lowest cost. We purchase the majority of our health and nutritional supplements directly from manufacturers. Having strong relationships with product manufacturers will ensure the availability of adequate volume of products ordered by our customers, and will enable us to provide more and better product information. Historically substantially all the major manufacturers of prescription and non-prescription medications have declined to sell these products to direct marketing companies. Part of our growth strategy includes developing direct relationships with leading pharmaceutical manufacturers of the more popular prescription and non- prescription medications.

     Order processing

     We provide our customers with toll-free telephone access to our customer service representatives. Our call center generally operates from 8:00 AM to 11:00 PM Monday through Thursday, 8:00 AM to 9:00 PM on Friday, 9:00 AM to 6:00 PM on Saturday, and 10:00 AM to 5:00 PM on Sunday, Eastern Standard Time. Our website allows customers to easily browse and purchase substantially all of our products and services online. Our website is designed to be fast, secure and easy to use with order and shipping confirmations, and with online order tracking capabilities.

     Our order process consists of a few simple steps. A customer first places a call to our toll-free telephone number or visits our website. The following information is needed to process prescription orders:

     *    general pet information,
     *    prescription, and
     *    the veterinarian's name and phone number.

     This information is entered into our computer system, then our pharmacists and pharmacy technicians verify all prescriptions. The order process system checks for the verification for prescription medication orders and a valid payment method for all orders. An invoice is generated and printed in our fulfillment center, where items are picked for shipping. The customer's order is then selected from our inventory and shipped. Our customers enjoy the convenience of rapid home delivery, with approximately 71% of all orders shipped within 24 hours of ordering.

     Warehousing and shipping

     We inventory our products and fill all customer orders from our 40,000 square foot facility in Pompano Beach, Florida. We have an in-house fulfillment and distribution operation, which is used to manage the entire supply chain, beginning with the placement of the order, continuing through order processing, and then fulfilling and shipping of the product to the customer. We offer a variety of shipping options, including next day delivery. We ship to anywhere in the

United States served by the United States Postal Service, United Parcel Service, and Federal Express. Priority orders are expedited in our fulfillment process. Our goal is to ship the products the same day that the order is received. For prescription medications, our goal is to ship the product immediately after the prescription has been authorized by the customer's veterinarian.

     Customer service and support

     We believe that a high level of customer service and support is critical in retaining and expanding our customer base. Customer service representatives participate in ongoing training programs under the supervision of our training manager. These training sessions include a variety of topics such as product knowledge, computer usage, customer service tips and the relationship between PetMed Express and veterinarians. Our customer service representatives respond to customers' e-mails and calls that are related to order status, prices and shipping. Our customer service representatives also respond to customers through our live web chat. If our customer service representatives are unable to respond to a customer's inquiry at the time of the call, we strive to provide an answer within 24 hours. We believe our customer service representatives are a valuable source of feedback regarding customer satisfaction. Our customer returns and credits average approximately 1.4% of total sales.

Technology

     We utilize the latest integrated technologies in call center, e-commerce, order entry, and inventory control/fulfillment operations. Our systems are custom configured by us to optimize our computer telephone integration and mail order processing. The systems are designed to maintain a large database of specialized information and process a large volume of orders efficiently and effectively. Our systems provide our agents with real time product availability information and updated customer information to enhance our customer service. We also have an integrated direct connection for processing credit cards to ensure that a valid credit card number and authorization have been received at the same time our agents are on the phone with the customers. Our information systems provide our agents with records of all prior contact with a customer, including the customer's address, phone number, e-mail address, fax number, prescription information, order history, payment history and notes.

Our executive offices

     Our executive offices are located at 1441 S.W. 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is
(954) 979-5995. The information which appears on our web site is not part of this prospectus.

COMMON STOCK OFFERED

     Under this prospectus, the selling security holders listed in the section of this prospectus entitled "Selling Security Holders" may offer and sell up to 9,253,885 shares of our common stock, including 435,000 shares issuable upon the exercise of outstanding options and warrants.

USE OF PROCEEDS

     We will not receive any proceeds from the sales of the common stock offered by this prospectus. If, and when, the warrants and the non-plan options are exercised by the selling shareholders, the proceeds of $178,550 from the exercise shall be used by us for general corporate purposes.

                              RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

You should not rely upon any forward-looking statements in this prospectus.

     Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

There can be no assurances that we can sustain profitable operations in future periods.

     While we reported net income of $5,814,000, $3,258,000, and $825,000 for the years ended March 31, 2004, 2003, and 2002, respectively, we reported a net loss of approximately $2,827,000 for the year ended March 31, 2001. Our profitability during fiscal 2004 was due in part to an increase in our revenues of approximately $39,019,000, or approximately 71%, from fiscal 2003. There are no assurances we will continue to generate revenues at this increased level, or that we will remain profitable during fiscal 2005 and beyond. If our operations were to cease being profitable, our liquidity in future periods would be adversely affected.

Resistance from veterinarians to authorize prescriptions could cause our sales to decrease and could materially adversely affect our financial condition and results of operations.

     Since we began our operations, from time to time some veterinarians have resisted providing our customers with a copy of their pet's prescription or authorizing the prescription to our pharmacy staff, thereby effectively preventing us from filling such prescriptions under state law. Sales of prescription medications represented approximately 30%, 29% and 34% of our sales for the fiscal years ended March 31, 2004, 2003 and 2002, respectively. Although veterinarians in some states are required by law to provide the pet owner with this prescription information, if the number of veterinarians who refuse to authorize prescriptions should increase, our sales could decrease and our financial condition and results of operations may be materially adversely affected.

We may fail to comply with various state regulations covering the dispensing of prescription pet medications. We could be subject to reprimands, sanctions, probations, fines, suspensions or the loss of one or more of our pharmacy licenses.

     The sale and delivery of prescription pet medications is generally governed by state laws and state regulations. Since our pharmacy is located in the State of Florida, we are governed by the laws and regulations of the State of Florida. Each prescription pet medication sale we make is likely to be covered by the laws of the state where the customer is located. The laws and regulations relating to the sale and delivery of prescription pet medications vary from state to state, but generally require that prescription pet medications be dispensed with the authorization from a prescribing veterinarian. To the extent that we are unable to maintain our license with the Florida Board of Pharmacy as a community pharmacy, or if we do not maintain the licenses granted by other state boards, or if we become subject to actions by the FDA, or other enforcement regulators our distribution of prescription medications to pet owners could cease, which could have a material adverse effect on our operations.

     While we make every effort to fully comply with the applicable state rules and regulations, from time to time we have been the subject of administrative complaints regarding the authorization of prescriptions prior to shipment. We cannot assure you that we will not continue to be the subject of administrative complaints in the future. We cannot guarantee you that we will not be subject to reprimand, sanctions, probations, or fines, or that one or more of our pharmacy licenses may not be suspended or revoked.

We currently purchase a portion of our prescription and non-prescription medications from third party distributors and we are not an authorized distributor of these products. We do not have any guaranteed supply of these medications at any pre-established prices.

     For the fiscal year ended March 31, 2004 and 2003, the majority of our sales were attributable to sales of prescription and non-prescription medications. Historically, substantially all the major pharmaceutical manufacturers have declined to sell prescription and non-prescription pet medications directly to us. In order to assure a supply of these products, we purchase medications from various secondary sources, including a variety of domestic distributors. Our business strategy includes seeking to establish direct purchasing arrangements with major pet pharmaceutical manufacturing companies. If we are not successful in achieving this goal, we will continue to rely upon distributors.

     We cannot guarantee that if we continue to purchase prescription and non-prescription pet medications from secondary sources that we will be able to purchase an adequate supply to meet our customers' demands, or that we will be able to purchase these products at competitive prices. As these products represent a significant portion of our sales, our failure to fill customer orders for these products could adversely impact our sales. If we should be forced to pay higher prices for these products to ensure an adequate supply, we cannot guarantee that we will be able to pass along to our customers any increases in the prices we pay for these medications. This inability to pass along increased prices could materially adversely affect our results of operations.

Significant portions of our sales are made to residents of seven states. If we should lose our pharmacy license in one or more of these states, our financial condition and results of operations would be materially adversely affected.

     While we ship pet medications to customers in all 50 states, approximately 51% of our sales for the fiscal year ended March 31, 2004 were made to customers located in the states of California, Florida, Texas, New York, New Jersey, Pennsylvania, and Virginia. If for any reason our license to operate a pharmacy in one or more of those states should be suspended or revoked, or if it is not renewed, our financial condition and results of operations may be materially adversely affected.

We expect to continue to experience volatility in our stock price.

     Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

     - our ability to obtain new customers at a reasonable cost, retain existing customers, or encourage reorders;

     - our ability to increase the number of visitors to our web site, or our ability to convert visitors to our website into customers;

     -    the mix of medications and other pet products sold by us;

     -    our ability to manage inventory levels;

     - our ability to adequately maintain, upgrade and develop our web site, the systems we use to process customer's orders and payments, or our computer network;

     -    increased competition within our market niche;

     -    increases in the cost of advertising;

     - the amount and timing of operating costs and capital expenditures related to expansion of our product line or operations; and

     - disruption in our toll-free telephone service, technical difficulties, systems and Internet outages or slowdowns.

     As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related and retail companies in particular, have each experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

     It is possible that the selling security holders will offer all of their shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

                         SELLING SECURITY HOLDERS

     At July 15, 2004 we had 22,068,723 shares of common stock outstanding. This prospectus relates to the periodic offers and sales of up to 9,253,885 shares of common stock by the selling security holders listed below and their pledgees, donees and other successors in interest. Included in the shares which may be offered and sold by the selling security holders are 8,818,885 shares of our common stock presently outstanding and 435,000 shares which are issuable upon the exercise of outstanding options and warrants.

     The following table sets forth:

     -    the name of each selling security holder,

     -    the number of shares owned, and

     - the number of shares being registered for resale by each selling security holder.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders.




                                    Number      Percentage     Shares    Shares to        Percentage
                                    of shares   owned before   to be     be owned         owned after
Name of selling security holder     owned       offering       offered   after offering   offering
-------------------------------     ---------   ------------   -------   --------------   -----------

Adam Terris (1)                        48,333       *           45,000       3,333               *
Wayne Horne(2)                        351,378       1.6%       201,378     150,000               *
Nico Pronk(2)                         430,158       1.9%       280,158     150,000               *
Mike Cerisano                          83,949       *           83,949         -                 -
Tricon Holdings, LLC (3)            6,927,500      31.4%     6,927,500         -                 -
Guven Kivilcim (4)                  1,715,900       7.6%     1,715,900         -                 -

*        represents less than 1%





(1) Includes 35,000 shares of common stock underlying an option exercisable at $1.33 per share. The option expires on April 7, 2005. Mr. Terris is an employee of our company.

(2) Messrs. Horne and Pronk are principals of Noble International Investments, Inc., an NASD member firm which provided investment banking services for us in the past.

(3)  Tricon Holdings, LLC is a principal shareholder of our company.

(4) Mr. Kivilcim was a member of our board of directors from November 2000 to August 2003. Includes 400,000 shares of common stock underlying a warrant exercisable at $.33 per share. The warrant expires on November 22, 2005.

     None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as set forth above.

     We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                       PLAN OF DISTRIBUTION

     The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

     - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

     In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. We have been advised by each of the selling security holders that they do not have any open short positions in our common stock as of the date of this prospectus. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

     Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.




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     We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

     -    our annual report on Form 10-K for the fiscal year ended
          March 31, 2004.

     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

                     WHERE YOU CAN FIND MORE INFORMATION

     Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to Corporate Secretary, PetMed Express, Inc., 1441 SW 29 Avenue, Pompano Beach, Florida 33069, telephone number (954) 979-5995. Please note that additional information can be obtained from our website at www.1800PetMeds.com.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

          Public Reference Room
          450 Fifth Street, N.W.
          Washington, D.C. 20549



                                      13
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     You may obtain further information about the operation of the
SEC's public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                                LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Schneider Weinberger LLP, Boca Raton, Florida.

                                  EXPERTS

     The consolidated balance sheets of PetMed Express, Inc. and subsidiaries as of March 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 2004 which are incorporated by reference in this prospectus have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.



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Table of Contents
                                                          9,253,885 Shares
                                          Page
                                          No.


Prospectus Summary . . . . . . . . . . . . . . 2        PETMED EXPRESS, INC.
Business . . . . . . . . . . . . . . . . . . . 2
Common Stock Offered . . . . . . . . . . . . . 6
Use of Proceeds. . . . . . . . . . . . . . . . 6
Risk Factors . . . . . . . . . . . . . . . . . 6
Selling Security Holders . . . . . . . . . . .10            Common Stock
Plan of Distribution . . . . . . . . . . . . .11
Incorporation of Certain Information
     by Reference. . . . . . . . . . . . . . .12
Where You Can Find More Information. . . . . .13            August 3, 2004.
Legal Matters. . . . . . . . . . . . . . . . .13
Experts. . . . . . . . . . . . . . . . . . . .14




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